                                                                                                                                                                                                                                                                                                                          Exhibit 3.2

AMENDMENT NO. 1
TO
BYLAWS
OF
CS FINANCING CORPORATION
(A Delaware Corporation)

The Bylaws (the “Bylaws”) of CS Financing Corporation, a Delaware corporation (the “Corporation”) are hereby amended as follows:

The first sentence of Section 3.1 of the Bylaws is hereby replaced in full with the following text:

“The Board of Directors shall consist of not less than two (2) nor more than nine (9) directors.”

The undersigned, as Secretary of CS Financing Corporation, does hereby certify that this Amendment No. 1 to the Bylaws of this Corporation was adopted by its Board of Directors effective as of the      day of December, 2007.

/s/ Timothy R. Redpath
Timothy R. Redpath, Secretary